Results of Shareholder Meeting (Unaudited)
At the special meeting of shareholders of MFS International New Discovery Fund, which was held on October 19, 2001, the following actions were taken:

Item 1. To elect a Board of Trustees:
                                                  Number of Shares

Nominee                                  Affirmative             Withhold
Jeffrey L. Shames                       1,602,870.014           21,443.865
John W. Ballen                          1,602,870.014           21,443.865
Lawrence H. Cohn, M.D.                  1,603,452.974           20,860.905
J. David Gibbons                        1,602,831.350           21,482.529
William R. Gutow                        1,602,870.014           21,443.865
J. Atwood Ives                          1,603,759.974           20,553.905
Abby M. O'Neill                         1,602,524.350           21,789.529
Lawrence T. Perera                      1,603,452.974           20,860.905
William J. Poorvu                       1,602,563.014           21,750.865
Arnold D. Scott                         1,602,870.014           21,443.865
J. Dale Sherratt                        1,603,759.974           20,553.905
Elaine R. Smith                         1,602,870.014           21,443.865
Ward Smith                              1,602,831.350           21,482.529

Item 2. To authorize the Trustees to adopt an Amended and Restated Declaration of Trust.

                                    Number of Shares

Affirmative                         1,561,146.619
Against                                24,608.550
Abstain                                57,404.655
Broker Non-votes                      153,118.000

Item 3. To amend, remove or add certain fundamental investment policies.

                                    Number of Shares

Affirmative                         1,355,483.084
Against                                21,896.782
Abstain                                55,144.013
Broker Non-votes                      191,790.000

Item 4. To approve a new investment advisory agreement with Massachusetts Financial Services Company.

                                    Number of Shares

Affirmative                         1,560,397.747
Against                                15,819.619
Abstain                                48,096.513

Item 5. To ratify the selection of Ernst & Young LLP as the independent public accountants to be employed by the trust for the fiscal year ending September 30, 2002.

                                    Number of Shares

Affirmative                         1,577,654.927
Against                                 4,052.455
Abstain                                42,606.497